                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A
                                (Amendment No. 1)

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                       September 10, 1997 (July 31, 1997)



                               Regal Cinemas, Inc.
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                 Tennessee                                     62-1412720
- ------------------------------------------------        ----------------------
 (State or Other Jurisdiction of Incorporation)            (I.R.S. Employer
                                                          Identification No.)


7132 Commercial Park Drive, Knoxville, Tennessee                 37918
- ------------------------------------------------        -----------------------
   (Address of Principal Executive Offices)                    (Zip Code)



       Registrant's Telephone Number, Including Area Code: (423) 922-1123



                                 Not Applicable
- --------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.      Acquisition or Disposition of Assets.
- --------------------------------------------------------------------------------


         On July 31, 1997, Regal Cinemas, Inc. (the "Company") announced the completion of the acquisition of the business of Cobb Theatres, L.L.C. ("Cobb Theatres") through the mergers of three of the Company's wholly-owned subsidiaries with and into R.C. Cobb, Inc. ("Cobb I"), Cobb Theatres II, Inc. ("Cobb II") and Cobb Finance Corp. ("Cobb III"), each an Alabama corporation and wholly-owned subsidiary of Cobb Theatres and the acquisition by the Company of all the partnership interests of Tricob Partnership (the "Partnership"), a general partnership, in accordance with the terms of an Agreement and Plan of Merger dated June 11, 1997. The transaction was accounted for as a pooling of interests. The aggregate consideration paid by the Company was 2,837,594 shares of the Company's Common Stock. The consideration was determined through arm's-length negotiations among the Company, Cobb Theatres and the Partnership.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

         Cobb Theatres, L.L.C.

         Certain of the financial statements of Cobb Theatres required by this
Item 7 were previously filed with the Securities and Exchange Commission (the "Commission"), and are incorporated by reference herein. Pursuant to paragraph
(a)(4) of the instructions to this Item 7, the following financial information is provided herein:

1. Audited Historical Financial Statements of Cobb Theatres at August 31, 1996 and for each of the years in the three year period ended August 31, 1996 (incorporated by reference from the annual report on Form 10-K of Cobb Theatres for the year ended August 31, 1996);

2. Unaudited Historical Financial Statements of Cobb Theatres at May 31, 1997 and for the nine months ended May 31, 1996 and May 31, 1997 (incorporated by reference from the quarterly report on Form 10-Q of Cobb Theatres for the nine months ended May 31, 1997); and

3. Audited Historical Financial Statements of Cobb Theatres at December 31, 1996 and for the year ended December 31, 1996 (filed herewith).

         Regal Cinemas, Inc.

         The Company has determined to restate certain of its historical fiscal year end audited financial statements and its historical unaudited financial statements for the first six months of fiscal 1997 and 1996, to reflect the Cobb Theatres merger as if such transaction had taken place at the beginning of the periods presented, consistent with the accounting treatment for a pooling of interests. Listed below are the financial statements and related information filed as a part of this report, which are responsive to Item 7(b) and which modify and supersede the information included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 2, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended July 3, 1997.

                                      INDEX

                                                                        PAGE NO.
                                                                        --------

SELECTED FINANCIAL DATA........................................................4

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................5

INDEX TO FINANCIAL STATEMENTS................................................F-1




             Exhibits
             -------------------------------------------------------------------
11.1         Calculation of Earnings Per Share
23.1         Consent of Ernst & Young LLP
23.2         Consent of Ernst & Young LLP
23.3         Consent of Coopers & Lybrand L.L.P.
23.4         Consent of LaRocca & Co., P.C.

                             SELECTED FINANCIAL DATA

         The following table sets forth selected financial data for the Company as of and for each of its most recent five fiscal years and for the most recent comparative six month periods. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Supplemental Consolidated Financial Statements and Notes thereto included herein.

                                                                                                               For the six months
                                                  For the Fiscal Year Ended and at Fiscal Year End              and at period end
                                       --------------------------------------------------------------------   ---------------------
                                       December 31,  December 30,   December 29,  December 28,  January 2,    June 27,     July 3,
                                         1992(1)         1993           1994          1995         1997         1996        1997
                                       ------------  ------------   ------------  ------------  -----------   ---------   ---------
                                                                     (in thousands, except per share data)
STATEMENT OF INCOME DATA:
Revenues............................... $   167,588  $    214,359   $    265,005  $    309,022  $  389,193    $ 174,240   $ 220,388
Operating income.......................      12,849        22,147         28,412        41,110      58,196       21,704      31,559
Income before extraordinary items......       6,107         8,716         12,702        17,953      25,817        8,674      15,526
Extraordinary items:
     Gain (loss) on extinguishment of debt       --           190         (1,752)         (448)       (751)        (751)         --
                                        -----------  -------------   ------------  -----------  ----------    ---------   ---------
Net income.............................       6,107         8,906         10,950        17,505      25,066        7,923      15,526
Dividends..............................        (710)         (739)          (380)         (433)       (229)        (229)         --
Net income applicable to common stock.. $     5,397  $      8,167   $     10,570  $     17,072  $   24,837    $   7,694   $  15,526
                                        ===========  ============   ============  ============  ==========    =========   =========
Earnings per common share before effects
    of extraordinary item:
         Primary....................... $      0.39  $       0.38   $       0.43  $       0.57  $     0.74    $    0.27   $    0.42
         Fully diluted.................        0.29          0.34           0.43          0.57        0.74         0.27        0.42
Earnings per common share:
         Primary.......................        0.34          0.36           0.36          0.55        0.71         0.24        0.42
         Fully diluted.................        0.25          0.32           0.36          0.54        0.71         0.24        0.42
Weighted average shares and equivalents
    outstanding:
         Primary.......................      15,833        22,728         29,496        31,311      34,800       32,358      37,177
         Fully diluted.................      21,282        25,728         29,669        31,482      34,892       32,381      37,330

BALANCE SHEET DATA (AT END OF PERIOD):
     Total assets...................... $   137,424  $    162,098   $    252,630  $    349,031  $  488,825    $ 423,599   $ 556,913
     Long-term obligations, including
         current maturities, and
         redeemable preferred stock....      87,869        73,523        117,471       188,456     144,626      116,207     195,489
     Total shareholders' equity........      25,160        26,649         88,089       109,020     279,302      256,067     295,639

- -----------

(1) 1992 results of operations do not include the results of Georgia State Theatres, Inc.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

         The following analysis of the financial condition and results of operations of Regal Cinemas, Inc. ("Regal") and its wholly owned subsidiaries (collectively referred to as the "Company") should be read in conjunction with the supplemental Consolidated Financial Statements and Notes thereto included elsewhere herein. Regal consummated the acquisitions of Litchfield Theatres, Ltd. ("Litchfield"), Neighborhood Entertainment, Inc. ("Neighborhood"), Georgia State Theatres, Inc. ("GST") and Cobb Theatres, L.L.C. and entities through which Cobb Theatres, L.L.C. and Tricob Partnership, an entity controlled by Cobb Theatres, L.L.C. members, conducted their business ("Cobb Theatres"), on June 15, 1994, April 17, 1995, May 30, 1996 and July 31, 1997, respectively. These four acquisitions have been accounted for as poolings of interests. During May 1997, Litchfield, Neighborhood and GST were merged with and into Regal.

BACKGROUND OF REGAL

         Regal has achieved significant growth in theatres and screens since its formation in November of 1989. Since inception through July 3, 1997, Regal acquired 186 theatres with 1,429 screens, developed 49 new theatres with 571 screens and added 82 new screens to acquired theatres. Theatres developed by the Company typically generate positive theatre level cash flow within the first three months following commencement of operation and reach a mature level of attendance within one to three years following commencement of operation. Regal does not defer any preopening costs associated with opening its theatres and expenses such costs in the period incurred. Theatre closings have had no significant effect on the operations of Regal.

RESULTS OF OPERATIONS

         The Company's revenues are generated primarily from box office receipts and concession sales. Additional revenues are generated by electronic video games located adjacent to the lobbies of certain of the Company's theatres and by on-screen advertisements and revenues from the Company's four entertainment centers which are adjacent to theatre complexes. Direct theatre costs consist of film rental costs, costs of concessions and theatre operating expenses. Film rental costs are related to the popularity of a film and the length of time since the film's release and generally decline as a percentage of admission revenues the longer a film has been released. Because certain concession items, such as fountain drinks and popcorn, are purchased in bulk and not pre-packaged for individual servings, the Company is able to improve its margins by negotiating volume discounts. Theatre operating expenses consist primarily of theatre labor and occupancy costs. Future increases in minimum wage requirements or legislation requiring additional employer funding of health care, among other things, may increase theatre operating expenses as a percentage of total revenues.

         The following table sets forth for the fiscal periods indicated the percentage of total revenues represented by certain items reflected in the Company's consolidated statements of income.


                                                                     Percentage of Total Revenues
                                        ------------------------------------------------------------------------------
                                                   For the Fiscal Year Ended                  For the Six Months Ended
                                        ----------------------------------------------       -------------------------
                                        December 28,     December 28,       January 2,       June 27,          July 3,
                                            1994             1995              1997            1996             1997
                                        ------------     ------------       ----------       --------          -------
Revenues:
   Admissions ..................             69.9%            69.1%            68.3%            69.0%            68.3%
   Concessions .................             28.2             28.2             28.3             28.1             28.6
   Other .......................              1.9              2.7              3.3              2.8              3.1
                                            -----            -----            -----            -----            -----
   Total revenues ..............            100.0            100.0            100.0            100.0            100.0
Operating expenses:
   Film rental and advertising
     costs .....................             38.1             37.3             37.3             36.9             36.9
   Cost of concessions and other              3.7              3.7              3.9              3.9              3.8
   Theatre operating expenses ..             35.1             34.2             32.8             34.6             34.1
   General and administrative ..              5.3              4.8              4.3              4.8              4.3
   Depreciation and amortization              5.1              6.3              6.3              6.4              6.6
   Merger expenses .............              1.9              0.4              0.4              0.9              --
                                            -----            -----            -----            -----            -----
     Total operating expenses ..             89.3             86.7             85.0             87.5             85.7
Other income (expense):
   Interest expense ............             (2.8)            (3.5)            (3.3)            (4.3)            (2.8)
   Interest income .............              0.1              0.1              0.2              0.1              0.1
   Other .......................              --              (0.2)             0.2              0.2             (0.2)
                                            -----            -----            -----            -----            -----
   Income before taxes and
     extraordinary item ........              8.0              9.8             12.0              8.5             11.5
Provision for income taxes .....              3.2              3.9              5.4              3.6              4.4
                                            -----            -----            -----            -----            -----
   Income before extraordinary
     item ......................              4.8              5.8              6.6              4.9              7.0
Extraordinary item:
   Loss on extinguishment
     of debt ...................             (0.7)            (0.1)            (0.2)            (0.4)             --
                                            -----            -----            -----            -----            -----
Net Income .....................              4.1%             5.7%             6.4%             4.5%             7.0%
                                            =====            =====            =====            =====            =====

SIX MONTHS ENDED JULY 3, 1997 AND JUNE 27, 1996

         Total Revenues -- Total revenues for the six months ended July 3, 1997 increased by 26.5% to $220.4 million from $174.2 million in the comparable 1996 period. This increase was due to an 18.9% increase in attendance attributable primarily to the net addition of 304 screens in fiscal 1996 and the first six months of 1997 as well as strong film releases in the first six months of 1997. Of the $46.2 million net increase in revenues for the period, $18.5 million was attributed to theatres previously operated by the Company, $10.3 million was attributed to theatres acquired by the Company, and $17.4 million was attributed to new theatres constructed by the Company. Average ticket prices increased 6.3% during the period, reflecting an increase in ticket prices and a greater proportion of larger market theatres in the 1997 period than in the same period in 1996. Average concession sales per customer increased 8.0% for the period, reflecting both an increase in consumption and, to a lesser degree, an increase in concession prices.

         Direct Theatre Costs -- Direct theatre costs increased by 25.5% to $164.8 million for the six months ended July 3, 1997 from $131.3 million in the comparable 1996 period. Direct theatre costs as a percentage of total revenues decreased to 74.8% in the 1997 period from 75.4% in the 1996 period. The decrease of direct theatre costs as a percentage of total revenues was primarily attributable to better monitoring and control of costs at the Company's theatres, especially acquired theatres.

         General and Administrative Expenses -- General and administrative expenses increased by 13.7% to $9.5 million for the six months ended July 3, 1997 from $8.4 million in the comparable 1996 period. As a percentage of total revenues, general and administrative expenses decreased to 4.3% in the 1997 period from 4.8% in the 1996 period.

         Depreciation and Amortization -- Depreciation and amortization expense increased for the six months ended July 3, 1997 by 29.0% to $14.5 million from $11.2 million in the comparable 1996 period. This increase was primarily the result of theatre property additions associated with the Company's expansion efforts.

         Operating Income -- Operating income for the six months ended July 3, 1997 increased by 45.4% to $31.6 million, or 14.3% of total revenues, from $21.7 million, or 12.5% of total revenues, in the comparable 1996 period.

         Interest Expense -- Interest expense decreased for the six months ended July 3, 1997 by 18.4% to $6.1 million from $7.4 million in the comparable 1996 period. The decrease was primarily due to lower average borrowings outstanding.

         Income Taxes -- The provision for income taxes increased for the six months ended July 3, 1997 by 58.0% to $9.8 million from $6.2 million in the comparable 1996 period. The effective tax rate was 38.7% in the 1997 period as compared to 41.7% in the 1996 period as the 1996 period reflected certain merger expenses which were not deductible for tax purposes.

         Net Income -- Net income for the six months ended July 3, 1997 increased by 96.0% to $15.5 million from $7.9 million in the comparable 1996 period. The increase in net income reflects primarily the additional screens operated by the Company, as well as strong film releases in the first six months of 1997.

FISCAL YEARS ENDED JANUARY 2, 1997 AND DECEMBER 28, 1995

         Total Revenues. Total revenues increased in 1996 by 25.9% to $389.1 million from $309.0 million in 1995. This increase was due to a 19.0% increase in attendance attributable primarily to the net addition of 277 screens in 1996. Of the $80.1 million increase for 1996, $38.5 million was attributed to theatres previously operated by the Company, $25.2 million was attributed to theatres acquired by the Company, and $16.4 million was attributed to new theatres constructed by the Company. Average ticket prices increased 4.9% during the period, reflecting an increase in ticket prices and a greater proportion of larger market theatres in 1996 than in the same period in 1995. Average concession sales per customer increased 6.3% for the period, reflecting both an increase in consumption and, to a lesser extent, an increase in concession prices.

         Direct Theatre Costs. Direct theatre costs in 1996 increased by 23.9% to $288.1 million from $232.5 million in 1995. Direct theatre costs as a percentage of total revenues decreased to 74.0% in 1996 from 75.2% in 1995. The decrease of direct theatre costs as a percentage of total revenues was primarily attributable to better monitoring and control of costs at the Company's theatres, and, to a lesser extent, to a decrease in occupancy expense as a percentage of total revenues, reflecting a higher mix of owned versus leased properties.

         General and Administrative Expenses. General and administrative expenses increased in 1996 by 11.7% to $16.6 million from $14.8 million in 1995, representing administrative costs associated with the 1996 theatre openings and projects under construction. As a percentage of total revenues, general and administrative expenses decreased to 4.3% in 1996 from 4.8% in 1995.

         Depreciation and Amortization. Depreciation and amortization expense increased in 1996 by 27.6% to $24.7 million from $19.4 million in 1995. This increase was primarily the result of theatre property additions associated with the Company's expansion efforts.

         Operating Income. Operating income for 1996 increased by 41.6% to $58.2 million, or 15.0% of total revenues, from $41.1 million, or 13.3% of total revenues, in 1995. Before the $1.6 million and $1.2 million of nonrecurring merger expenses for 1996 and 1995, respectively, operating income was 15.4% and 13.7% of total revenues.

         Interest Expense. Interest expense increased in 1996 by 20.4% to $12.8 million from $10.7 million in 1995. The increase was primarily due to higher average borrowings outstanding.

         Income Taxes. The provision for income taxes increased in 1996 by 70.5% to $20.8 million from $12.2 million in 1995. The effective tax rate was 44.7% in 1996 as compared to 40.5% in 1995 due to the nondeductibility of certain merger costs incurred in 1996.

         Net Income. Net income in 1996 increased by 43.2% to $25.1 million from $17.5 million in 1995. Before nonrecurring merger expenses and extraordinary items, net income was $27.0 million and $19.0 million for 1996 and 1995, respectively, reflecting a 42.1% increase.

FISCAL YEARS ENDED DECEMBER 28, 1995 AND DECEMBER 29, 1994

         Total Revenues. Total revenues increased in 1995 by 16.6% to $309.0 million from $265.0 million in 1994. This increase was the result of a 7.4% increase in attendance attributable primarily to the net addition of 219 screens in 1995. Of the $44.0 million increase for 1995, $11.4 million was attributed to theatres previously operated by the Company, $18.6 million was attributed to theatres acquired by the Company, and $14.0 million was attributed to new theatres constructed by the Company. Average ticket prices increased 7.2% during the period, reflecting a smaller proportion of discount theatres in 1995 than in the same period in 1994 and, to a lesser degree, an increase in ticket prices. Average concession sales per customer increased 8.2% for the period, reflecting both an increase in consumption and, to a lesser extent, an increase in concession prices.

         Direct Theatre Costs. Direct theatre costs in 1995 increased by 14.0% to $232.5 million from $203.8 million in 1994. Direct theatre costs as a percentage of total revenues decreased to 75.2% in 1995 from 76.9% in 1994. The decrease of direct theatre costs as a percentage of total revenues was primarily attributable to better monitoring and control of costs at the Company's theatres, especially acquired theatres, and, to a lesser extent, to a decrease in occupancy expense as a percentage of total revenues, reflecting a higher mix of owned versus leased properties.

         General and Administrative Expenses. General and administrative expenses increased in 1995 by 5.7% to $14.8 million from $14.1 million in 1994, representing administrative costs associated with the 1995 theatre openings and projects under construction. As a percentage of total revenues, general and administrative expenses decreased to 4.8% in 1995 from 5.3% in 1994.

         Depreciation and Amortization. Depreciation and amortization expense increased in 1995 by 42.3% to $19.4 million from $13.6 million in 1994. This increase was primarily the result of theatre property additions associated with the Company's expansion efforts.

         Operating Income. Operating income for 1995 increased by 44.7% to $41.1 million, or 13.3% of total revenues, from $28.4 million, or 10.7% of total revenues, in 1994. Before the $1.2 million and $5.1 million of nonrecurring merger expenses for 1995 and 1994, respectively, operating income was 13.7% and 12.6% of total revenues.

         Interest Expense. Interest expense increased in 1995 by 42.1% to $10.7 million from $7.5 million in 1994. The increase was due to higher average borrowings outstanding net of capitalized interest totaling $1.2 million during 1995, relating to projects under construction.

         Income Taxes. The provision for income taxes increased in 1995 by 44.2% to $12.2 million from $8.5 million in 1994. The effective tax rate was 40.5% in 1995 as compared to 40.0% in 1994.

         Net Income. Net income in 1995 increased by 59.9% to $17.5 million from $11.0 million in 1994. Before nonrecurring merger expenses and extraordinary items, net income was $19.0 million and $16.3 million for 1995 and 1994, respectively, reflecting a 16.6% increase.

LIQUIDITY AND CAPITAL RESOURCES

         Substantially all of the Company's revenues are derived from cash box office receipts and concession sales, while film rental fees are ordinarily paid to distributors 15 to 45 days following receipt of admission revenues. The Company thus has an operating cash "float" which partially finances its operations, reducing the Company's needs for external sources of working capital.

         The Company's capital requirements have arisen principally in connection with acquisitions of existing theatres, new theatre openings and the addition of screens to existing theatres and have been financed with equity (including equity issued in connection with acquisitions and public offerings), borrowings under the Company's loan agreement and internally generated cash. On September 30, 1996, the Company amended its $150 million revolving credit facility to change the amortization schedule to require that the indebtedness under the facility be amortized at a rate of $7.5 million per quarter commencing with the quarter ending September 30, 1999, and at a rate of $11.3 million per quarter commencing with the quarter ending September 30, 2001. Under the loan agreement the Company is also required to comply with certain financial and other covenants, including maintaining a minimum net worth of not less than $230.0 million plus 50% of the Company's net income for each quarter commencing with the quarter ending June 27, 1996. On July 3, 1997, $100.0 million was outstanding under the Company's loan agreement.

         During 1994, 1995 and 1996, the Company effected four acquisitions (including those accounted for as poolings of interests). The aggregate consideration paid in connection with such acquisitions was $29.5 million in cash, the issuance of 3,169,522 shares of Common Stock and the assumption of approximately $13 million of debt.

         On June 10, 1996, the Company completed a public offering of 4,312,500 shares of the Company's Common Stock at $30.83 per share. The total proceeds to the Company from the offering were approximately $126.5 million, net of the underwriting discount and other expenses of $6.5 million and were used to repay amounts outstanding under the Company's revolving credit facility.

         On May 9, 1997, the Company completed the purchase of assets consisting of an existing five theatres with 32 screens, four theatres with 52 screens under development, and a seven screen addition to an existing theatre from Magic Cinemas LLC, an independent theatre company with operations in New Jersey and Pennsylvania. The consideration paid was approximately $24.5 million in cash.

         On July 31, 1997, Regal consummated the acquisition of the business conducted by Cobb Theatres, L.L.C. (the "Cobb Theatres Acquisition"). The aggregate consideration paid by the Company was 2,837,594 shares of its Common Stock. The acquisition has been accounted for as a pooling of interests. Regal will recognize certain one time charges totaling approximately $4.0 million (net of tax) in its current quarter ending October 2, 1997, relating to merger expenses and severance payments. In connection with the Cobb Theatres Acquisition, Regal assumed approximately $110 million of liabilities, including $85 million of outstanding Senior Secured Notes (the "Notes"). On August 14, 1997, Regal commenced an offer to purchase all of the outstanding Notes at a purchase price based on the bid price of the United States Treasury 7 1/8% Notes due February 29, 2000 and related consent solicitation. Assuming a payment date of September 18, 1997, the purchase price for the Cobb Notes will be $1,136.97 (of which $10.00 constitutes the consent payment for Notes tendered prior to August 28, 1997), plus accrued and unpaid interest of $5.02, per $1,000 principal amount. Regal expects to finance the purchase price of the Notes with borrowings under a loan agreement with a bank lender. Regal will recognize an extraordinary charge totaling approximately $9.4 million (net of tax) (assuming all outstanding Notes are repurchased) in its current quarter ending October 2, 1997, relating to the purchase of the Notes.

         At August 15, 1997, the Company had 235 multi-screen theatres with an aggregate of 2,082 screens. At such date, the Company had 23 new theatres with 374 screens and 9 screens at 2 existing locations under construction. The Company intends to develop approximately 180 to 200 screens during the balance of 1997 and approximately 500 to 600 screens during 1998. The Company expects that the capital expenditures in connection with its development plan will aggregate approximately $75 million to $80 million for the balance of 1997 and $200 million to $225 million during 1998. The Company believes that its capital needs for completion of theatre construction and development for at least the next 6 to 12 months will be satisfied by available credit under the loan agreement, as amended, internally generated cash flow and available cash and equivalents.

NEW ACCOUNTING PRONOUNCEMENTS

         In February 1997, the FASB issued Statement of Accounting Standards No. 128, Earnings Per Share ("EPS"). The Statement simplifies the standards for computing earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. Additionally, the Statement requires dual presentation of basic and diluted EPS on the face of the income statement and requires a reconciliation of the numerator and denominator of the diluted EPS calculation. The Company plans to adopt the provisions of Statement 128 in fiscal year 1997 and had the statement been in effect for the periods reflected herein, basic earnings per share would be $.74, $.56, $.37, $.43 and $.24 for the years 1996, 1995, 1994 and the six month periods ended July 3, 1997 and June 27, 1996, respectively.

         In June 1997, the FASB issued Statement of Accounting Standards No. 130, Reporting Comprehensive Income, which requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company plans to adopt the provisions in 1997. This Statement is effective for fiscal years beginning after December 15, 1997 and the impact on the Company's financial statements has not been determined.

         Additionally, in June 1997, the FASB issued Statement of Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires that an enterprise (a) report financial and descriptive information about its reportable operating segments and (b) report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets with reconciliations of such amounts to the enterprise's financial statements and (c) report information about revenues derived from the Company's products or services and information about major customers. This Statement is effective for fiscal years beginning after December 15, 1997.

                          INDEX TO FINANCIAL STATEMENTS

                               REGAL CINEMAS, INC.

Reports of Independent Accountants....................................................F-2

Supplemental Consolidated Balance Sheets at December 28, 1995, January 2, 1997
     and July 3, 1997 (unaudited).....................................................F-8

Supplemental Consolidated Statements of Income for the years ended December 29,
     1994, December 28, 1995, January 2, 1997 and the six month periods ended June 27, 1996 (unaudited) and July 3, 1997 (unaudited).............F-9

Supplemental Consolidated Statements of Changes in Shareholders' Equity for the
     years ended December 29, 1994, December 28, 1995, January 2, 1997 and the
     six month periods ended July 3, 1997 (unaudited)................................F-10

Supplemental Consolidated Statements of Cash Flows for the years ended December
     29, 1994, December 28, 1995, January 2, 1997 and the six month periods ended June 27, 1996 (unaudited) and July 3, 1997 (unaudited)............F-11

Notes to Supplemental Consolidated Financial Statements..............................F-12


                              COBB THEATRES, L.L.C.

Report of Independent Auditors.......................................................F-26

Consolidated Statement of Operations for the year ended December 31, 1996............F-27

Consolidated Balance Sheet at December 31, 1996......................................F-28

Consolidated Statement of Cash Flows for the year ended December 31, 1996............F-29

Notes to Consolidated Financial Statements...........................................F-30

                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Regal Cinemas, Inc.

         We have audited the accompanying supplemental consolidated balance sheets of Regal Cinemas, Inc. and Subsidiaries (the "Company") as of December 28, 1995 and January 2, 1997, and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended January 2, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the acquisitions of Cobb Theatres, L.L.C. ("Cobb Theatres") and Neighborhood Entertainment, Inc. ("Neighborhood"), which have been accounted for as poolings of interests as described in Note 1 to the supplemental consolidated financial statements. We did not audit the financial statements of Cobb Theatres for 1994, 1995 and 1996 nor of Neighborhood for 1994. Such statements reflect aggregate total assets constituting 30% and 23% in 1995 and 1996, respectively, and aggregate total revenues constituting 45%, 34% and 31% in 1994, 1995 and 1996, respectively, of the related supplemental consolidated totals. Those statements were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Cobb Theatres and Neighborhood is based solely on the respective reports of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the respective reports of the other auditors provide a reasonable basis for our opinion.

         The supplemental consolidated financial statements give retroactive effect to the merger of the Company and Cobb Theatres on July 31, 1997, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not extend through the date of consummation. These financial statements do not extend through the date of the consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination with Cobb Theatres are issued.

         In our opinion, based on our audits and the respective reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 28, 1995 and January 2, 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 2, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination with Cobb Theatres.

                                                 /s/ Coopers & Lybrand L.L.P.

Knoxville, Tennessee
February 6, 1997, except for the combination with Cobb Theatres described in
     Note 1, as to which the date is July 31, 1997

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Cobb Theatres, L.L.C.

We have audited the accompanying consolidated balance sheet of Cobb Theatres, L.L.C. as of December 31, 1996 and the related consolidated statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cobb Theatres, L.L.C. at December 31, 1996 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ Ernst & Young LLP

Birmingham, Alabama
July 2, 1997

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Cobb Theatres, L.L.C.

We have audited the consolidated balance sheets of Cobb Theatres, L.L.C. as of August 31, 1996 and 1995, and the related consolidated statements of operations, changes in members' equity and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cobb Theatres, L.L.C. at August 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                         /s/ Ernst & Young LLP

Birmingham, Alabama
October 23, 1996

                         REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
Neighborhood Entertainment, Inc.

We have audited the balance sheets of Neighborhood Entertainment, Inc. as of December 31, 1994 and 1993, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neighborhood Entertainment, Inc. at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 6 to the financial statements, in 1993 the Company changed its method of accounting for income taxes.


                                             /s/ Ernst & Young LLP


Richmond, Virginia
March 21, 1995

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Cobb Theatres, L.L.C.

         We have audited the consolidated statements of operations, members' equity and cash flows of Cobb Theatres, L.L.C. for the fiscal year ended August 31, 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations of Cobb Theatres, L.L.C. and its cash flows for the fiscal year ended August 31, 1994 in conformity with generally accepted accounting principles.

                                        /s/ LaRocca & Co., P.C.

                                        LaRocca & Co., P.C.

Birmingham, Alabama
November 15, 1994

REGAL CINEMAS, INC.

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)


                                                                DECEMBER 28,          JANUARY 2,           JULY 3,
                                                                    1995                 1997               1997
                                                                ------------          ----------          ---------
                                                                                                         (unaudited)
                                                   ASSETS
Current assets:
  Cash and equivalents ......................................     $   7,035           $  17,116           $  12,800
  Accounts receivable .......................................         1,790               2,892               1,753
  Inventories ...............................................         1,729               2,024               2,391
  Prepaids and other current assets .........................         5,212               6,168               7,191
  Refundable income taxes ...................................         3,023               3,477               1,504
  Deferred income taxes .....................................           122                --                  --
                                                                  ---------           ---------           ---------
  Total current assets ......................................        18,911              31,677              25,639
                                                                  ---------           ---------           ---------

Property and equipment:
        Land ................................................        39,032              41,793              44,816
        Buildings and leasehold improvements ................       177,161             260,184             302,088
        Equipment ...........................................       136,149             167,475             191,900
        Construction in progress ............................        28,027              43,539              49,600
                                                                  ---------           ---------           ---------
                                                                    380,369             512,991             588,404

        Accumulated depreciation and
           amortization .....................................       (71,528)            (93,227)           (105,506)
                                                                  ---------           ---------           ---------
              Total property and equipment, net .............       308,841             419,764             482,898

Goodwill, net ...............................................        16,191              28,804              40,825
Other assets ................................................         5,088               8,580               7,551
                                                                  ---------           ---------           ---------

              Total assets ..................................     $ 349,031           $ 488,825           $ 556,913
                                                                  =========           =========           =========

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
        Current maturities of long-term debt ................     $  25,723           $     761           $   3,011
        Accounts payable ....................................        22,081              31,180              27,402
        Accrued expenses ....................................        17,273              19,246              23,296
                                                                  ---------           ---------           ---------
           Total current liabilities ........................        65,077              51,187              53,709
                                                                  ---------           ---------           ---------

Long-term debt, less current maturities .....................       162,733             143,865             192,478
Other liabilities ...........................................         6,124               6,306               6,362
Deferred income taxes .......................................         6,077               8,165               8,725
                                                                  ---------           ---------           ---------
           Total liabilities ................................       240,011             209,523             261,274
                                                                  ---------           ---------           ---------

Commitments (Note 4)

Shareholders' equity:
Preferred stock, no par; 1,000,000 shares
  authorized, none issued ...................................          --                  --                  --
Common stock, no par; 50,000,000 shares
  authorized; 30,503,786 issued and outstanding
  in 1995; 35,977,325 issued and outstanding in 1996 ........        74,591             221,613             222,424

  Retained earnings .........................................        34,429              57,689              73,215
                                                                  ---------           ---------           ---------
      Total shareholders' equity ............................       109,020             279,302             295,639
                                                                  ---------           ---------           ---------
      Total liabilities and shareholders' equity ............     $ 349,031           $ 488,825           $ 556,913
                                                                  =========           =========           =========



        The accompanying notes are an integral part of these supplemental consolidated financial statements.

REGAL CINEMAS, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED                                SIX MONTHS ENDED
                                              -----------------------------------------------         ---------------------------
                                              DECEMBER 29,      DECEMBER 28,       JANUARY 2,          JUNE 27,          JULY 3,
                                                  1994              1995              1997               1996             1997
                                              ------------      ------------       ----------         ---------         ---------
                                                                                                              (unaudited)
Revenues: ..............................
   Admissions ..........................        $ 185,245         $ 213,388         $ 266,003         $ 120,286         $ 150,455
   Concessions .........................           74,660            87,272           110,237            49,036            62,996
   Other operating revenues ............            5,100             8,362            12,953             4,918             6,937
                                                ---------         ---------         ---------         ---------         ---------

      Total revenues ...................          265,005           309,022           389,193           174,240           220,388

Operating expenses:
   Film rental and advertising costs ...          100,978           115,408           145,247            64,227            81,298
   Cost of concessions and other .......            9,922            11,363            15,129             6,722             8,415
   Theatre operating expenses ..........           92,939           105,688           127,706            60,345            75,112
   General and administrative expenses .           14,053            14,848            16,581             8,394             9,544
   Depreciation and amortization .......           13,607            19,359            24,695            11,209            14,460
   Merger expenses .....................            5,094             1,246             1,639             1,639              --
                                                ---------         ---------         ---------         ---------         ---------

      Total operating expenses .........          236,593           267,912           330,997           152,536           188,829
                                                ---------         ---------         ---------         ---------         ---------

Operating income .......................           28,412            41,110            58,196            21,704            31,559
                                                ---------         ---------         ---------         ---------         ---------

Other income (expense):
   Interest expense ....................           (7,510)          (10,672)          (12,844)           (7,444)           (6,077)
   Interest income .....................              274               368               619               226               174
   Other ...............................              (12)             (653)              676               388              (331)
                                                ---------         ---------         ---------         ---------         ---------

Income before income taxes and
   extraordinary item ..................           21,164            30,153            46,647            14,874            25,325
Provision for income taxes .............           (8,462)          (12,200)          (20,830)           (6,200)           (9,799)
                                                ---------         ---------         ---------         ---------         ---------

Income before extraordinary item .......           12,702            17,953            25,817             8,674            15,526

Extraordinary item:
  Loss on extinguishment of debt, net of
   applicable taxes ....................           (1,752)             (448)             (751)             (751)             --
                                                ---------         ---------         ---------         ---------         ---------

Net income .............................           10,950            17,505            25,066             7,923            15,526
                                                ---------         ---------         ---------         ---------         ---------

GST and Neighborhood dividends .........             (380)             (433)             (229)             (229)             --
                                                ---------         ---------         ---------         ---------         ---------

Net income applicable to common stock ..        $  10,570         $  17,072         $  24,837         $   7,694         $  15,526
                                                =========         =========         =========         =========         =========

Earnings per common share before effect
 of extraordinary item:
   Primary .............................        $    0.43         $    0.57         $    0.74         $    0.27         $    0.42
   Fully diluted .......................        $    0.43         $    0.57         $    0.74         $    0.27         $    0.42

Extraordinary item:
   Primary .............................        $   (0.07)        $   (0.02)        $   (0.03)        $   (0.03)        $    --
   Fully diluted .......................        $   (0.07)        $   (0.03)        $   (0.03)        $   (0.03)        $    --

Earnings per common share:
   Primary .............................        $    0.36         $    0.55         $    0.71         $    0.24         $    0.42
                                                =========         =========         =========         =========         =========
   Fully diluted .......................        $    0.36         $    0.54         $    0.71         $    0.24         $    0.42
                                                =========         =========         =========         =========         =========

        The accompanying notes are an integral part of these supplemental consolidated financial statements.

REGAL CINEMAS, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                    COMMON          RETAINED
                                                                     STOCK          EARNINGS          TOTAL
                                                                   ---------       ---------        ---------
Balances at December 30, 1993 ..............................       $  48,319       $   6,985        $  55,304
   Payment of GST and Neighborhood dividends ...............            --              (380)            (380)
   Issuance of 2,038,500 shares of common stock, net of
       offering costs ......................................          20,139            --             20,139
   Cobb capital contributions ..............................           1,000            --              1,000
   Accretion and proceeds from exercise of Litchfield stock
       purchase warrants prior to merger ...................           1,041            (141)             900
   Issuance of 67,373 shares upon exercise of stock options
       and restricted stock awards .........................              33            --                 33
   Stock option amortization ...............................             109            --                109
   Net income ..............................................            --            10,950           10,950
                                                                   ---------       ---------        ---------

Balances at December 29, 1994 ..............................          70,641          17,414           88,055
   Payment of GST dividends and partnership distributions ..            --              (490)            (490)
   Issuance of 241,313 shares of common stock ..............           2,426            --              2,426
   Issuance of 194,142 shares upon exercise of stock options
       and restricted stock awards .........................             407            --                407
   Issuance of Neighborhood stock prior to merger ..........             150            --                150
   Income tax benefits related to exercised stock options ..             817            --                817
   Stock option amortization ...............................             150            --                150
   Net income ..............................................            --            17,505           17,505
                                                                   ---------       ---------        ---------

Balances at December 28, 1995 ..............................          74,591          34,429          109,020
   Payment of GST dividends and partnership distributions ..            --              (263)            (263)
   Issuance of 5,015,741 shares of common stock, net of
       offering costs ......................................         140,651            --            140,651
   Issuance of 457,902 shares upon exercise of stock options
       and restricted stock awards .........................           1,177            --              1,177
   Income tax benefits related to exercised stock options ..           5,017            --              5,017
   Conformation of Cobb Theatres fiscal year (see Note 2) ..            --            (1,543)          (1,543)
   Stock option amortization ...............................             177            --                177
   Net income ..............................................            --            25,066           25,066
                                                                   ---------       ---------        ---------

Balances at January 2, 1997 ................................         221,613          57,689          279,302
   Issuance of 61,026 shares upon exercise of stock options
       and restricted stock awards (unaudited) .............             151            --                151
   Income tax benefits related to exercised stock options
       (unaudited) .........................................             600            --                600
   Stock option amortization (unaudited) ...................              60            --                 60
   Net income (unaudited) ..................................            --            15,526           15,526
                                                                   ---------       ---------        ---------

Balances at July 3, 1997 (unaudited) .......................       $ 222,424       $  73,215        $ 295,639
                                                                   =========       =========        =========

        The accompanying notes are an integral part of these supplemental consolidated financial statements.

REGAL CINEMAS, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS OF DOLLARS)

                                                          YEARS ENDED                           SIX MONTHS ENDED
                                          -------------------------------------------      -------------------------
                                          DECEMBER 29,    DECEMBER 28,     JANUARY 2,       JUNE 27,         JULY 3,
                                              1994            1995            1997           1996             1997
                                          ------------    ------------     ----------      ---------       ---------
                                                                                                  (unaudited)
Cash flows from operating activities:
Net income ..........................      $  10,950       $  17,505       $  25,066       $   7,923       $  15,526
Adjustments to reconcile net income
   to net cash provided by operating
   activities:
       Depreciation and amortization          13,607          19,359          24,695          11,209          14,460
       Loss on extinguishment of
          debt ......................          1,752             448             751             751            --
       Deferred income taxes ........            906           3,309           4,112             573             133
       Deferred compensation and
          rent ......................             71            (247)           (121)           (683)            113
       Changes in operating assets
          and liabilities:
          Accounts receivable .......           (662)            125          (1,182)            543           1,139
          Current taxes receivable ..           (642)         (1,037)          4,757           2,493           2,773
          Inventories ...............            (77)           (215)           (365)           (183)           (367)
          Prepaids and other current
             assets .................         (2,477)         (1,009)           (236)          2,724            (593)
          Accounts payable ..........          5,641           4,625          10,878          (2,086)         (3,778)
          Accrued expenses and
             other liabilities ......          7,362          (2,974)           (825)         (4,440)          3,977
          Income taxes payable ......             39              84            --               748            (800)
                                           ---------       ---------       ---------       ---------       ---------

             Net cash provided by
                 operating activities         36,470          39,973          67,530          19,572          32,583

Cash flows from investing activities:
    Capital expenditures ............        (82,634)       (105,284)       (124,068)        (49,018)        (76,061)
    Investment in goodwill and other
      assets ........................        (23,756)         (7,352)         (7,077)        (10,792)        (12,513)
                                           ---------       ---------       ---------       ---------       ---------

    Net cash used in investing
      activities ....................       (106,390)       (112,636)       (131,145)        (59,810)        (88,574)

Cash flows from financing activities:
    GST and Neighborhood
      dividends paid ................           (282)           (332)           (500)           (500)           --
    Net proceeds from issuance of
      stock .........................         21,140            --           126,763         127,086            --
    Borrowings under long-term debt .         88,450          81,334         161,500           7,807          51,097
    Payments on long-term debt ......        (45,933)        (10,248)       (211,623)        (85,908)           (233)
    Debt issuance costs .............           (854)           (257)         (5,127)           --              --
    Partnership distribution ........           --               (57)            (34)            (18)           --
    Exercise of warrants and options             933             557           1,177              60             811
    Redemption of preferred stock ...           --            (1,150)           --              --              --
                                           ---------       ---------       ---------       ---------       ---------

      Net cash provided by financing
        activities ..................         63,454          69,847          72,156          48,527          51,675

Net increase (decrease) in cash and
    equivalents .....................         (6,466)         (2,816)          8,541           8,289          (4,316)
Cash and equivalents at beginning of
    period ..........................         16,317           9,851           8,575           8,575          17,116
                                           ---------       ---------       ---------       ---------       ---------
Cash and equivalents at end of period      $   9,851       $   7,035       $  17,116       $  16,864       $  12,800
                                           =========       =========       =========       =========       =========

        The accompanying notes are an integral part of these supplemental consolidated financial statements.

REGAL CINEMAS, INC.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.   THE COMPANY AND BASIS OF PRESENTATION

     Regal Cinemas, Inc. ("Regal") and its wholly owned subsidiaries, Litchfield Theatres, Ltd. ("Litchfield"), Neighborhood Entertainment Inc. ("Neighborhood"), Georgia State Theatres, Inc. ("GST") and the entities through which Cobb Theatres, L.L.C. and Tricob Partnership, an entity controlled by the members of Cobb Theatres, L.L.C., conducted their business ("Cobb Theatres"), collectively referred to as the "Company" operate multi-screen motion picture theatres principally throughout the eastern United States. The Company formally operates on a fiscal year ending on the Thursday closest to December 31.

     On June 15, 1994, Regal issued 8,706,068 shares of its common stock for all of the outstanding common stock of Litchfield. On April 17, 1995, Regal issued 814,755 shares of its common stock for all of the outstanding common stock of Neighborhood. On May 30, 1996, Regal issued 1,410,213 shares of its common stock for all of the outstanding common stock of GST. On July 31, 1997, Regal issued 2,837,594 shares of its common stock in the Cobb Theatres acquisition. The mergers have been accounted for as poolings of interests and, accordingly, these consolidated financial statements have been restated for all periods to include the results of operations and financial positions of Litchfield, Neighborhood, GST and Cobb Theatres.

     Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation for the Cobb Theatres merger; however, they will become the historical consolidated financial statements of Regal Cinemas, Inc. and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     Separate results of the combining entities for the years ended 1994, 1995 and 1996 are as follows:


(in thousands)                                    1994          1995          1996
                                                --------      ---------     ---------
Revenues:
  Regal......................................   $117,700      $184,958      $265,127
  Litchfield (through June 30 for 1994)......     17,991             -             -
  Neighborhood (through April 27 for 1995)...     23,974         5,135             -
  GST (through May 30 for 1996)..............     11,243        13,321         4,709
  Cobb Theatres, L.L.C. and Tricob
     Partnership.............................     94,097       105,608       119,357
                                                --------      --------      --------
                                                $265,005      $309,022      $389,193
                                                ========      ========      ========
Net income (loss):
  Regal......................................  $  10,501      $ 19,061      $ 29,935
  Litchfield (through June 30 for 1994)......     (3,522)            -             -
  Neighborhood (through April 27 for 1995)...        889        (1,824)            -
  GST (through May 30 for 1996)..............        660           866            90
  Cobb Theatres, L.L.C. and Tricob
     Partnership.............................      2,422          (598)       (4,959)
                                                --------      --------      --------
                                                $ 10,950      $ 17,505      $ 25,066
                                                ========      ========      ========

     The net loss for Litchfield for the six months ended June 30, 1994, and the net loss for Neighborhood for the four months ended April 27, 1995, reflect approximately $3,203,000 and $1,219,000, respectively, of expenses (net of applicable income taxes) associated with the mergers, principally legal and accounting fees, severance and benefit related costs and other costs of consolidating.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION - The supplemental consolidated financial statements include the accounts of Regal and its wholly-owned subsidiaries. Prior to the merger with Regal, Cobb Theatres formally operated and reported on a fiscal year ending August 31. In connection with the retroactive combination of financial statement for the pooling-of-interests, Cobb prepared financial statements for the year ended December 31, 1996. The accompanying supplemental consolidated financial statements reflect the financial position of Cobb Theatres as of August 31, 1995 and December 31, 1996 and its results of operations for the years ended August 31, 1994 and 1995 and for the year ended December 31, 1996. Cobb Theatres incurred a net loss of $1,543,000 for the period from September 1, 1995 through December 31, 1995. Such loss has been charged directly to retained earnings in the accompanying supplemental consolidated statement of changes in stockholders' equity.

     All significant intercompany accounts and transactions have been eliminated from the supplemental consolidated financial statements.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Repairs and maintenance are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets. The Company evaluates the carrying value of property and equipment and intangibles for impairment losses by analyzing the operating performance and future cash flows for each theatre. The Company adjusts the net book value of the underlying assets if the sum of expected future cash flows is less than book value.

     CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 28, 1995 and January 2, 1997, the Company held approximately $5,110,000 and $15,255,000, respectively, in temporary cash investments (valued at cost, which approximates market) in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

     INCOME TAXES - Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     INVENTORIES - Inventories consist of concession products and theatre supplies and are stated on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

     DEBT ACQUISITION AND LEASE COSTS (INCLUDED IN OTHER ASSETS) - Debt acquisition and lease costs are deferred and amortized over the terms of the related agreements.

     DEFERRED RENT (INCLUDED IN OTHER LIABILITIES) - Rent expense is recognized on a straight-line basis after considering the effect of rent escalation provisions and rent holidays for newly opened theatres resulting in a level monthly rent expense for each lease over its term.

     DEFERRED REVENUE (INCLUDED IN OTHER LIABILITIES) - Deferred revenue relates primarily to vendor rebates. Rebates are recognized as a reduction of costs of concessions as earned.

     INTEREST RATE SWAPS - Interest rate swaps are entered into as a hedge against interest exposure of variable rate debt. The differences to be paid or received on swaps are included in interest expense. The fair value of the Company's interest rate swap agreements is based on dealer quotes. These values represent the amounts the Company would receive or pay to terminate the agreements taking into consideration current interest rates.

     INTERIM FINANCIAL STATEMENTS - Information in the accompanying financial statements and notes to the financial statements for the interim periods is unaudited. The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended July 3, 1997, are not necessarily indicative of the results that may be expected for the year ending January 1, 1998 (1997 fiscal year).

     ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unless indicated otherwise, the fair value of the Company's financial instruments approximates carrying value.

3.   ACQUISITIONS

     In addition to the Litchfield, Neighborhood, GST and Cobb Theatres mergers described in Note 1, the Company completed the purchase of substantially all of the assets of three companies which held four theatres with 40 screens in April 1995. The purchase price of the acquisition was approximately $14.3 million cash and other consideration and 241,313 shares of Regal common stock valued at approximately $2.4 million. Also, in September 1996, Regal completed the purchase of assets consisting of eight theatres with 69 screens from an individual, George Krikorian, and corporations controlled by him (collectively, "Krikorian") for consideration of 703,241 shares of Regal common stock valued at approximately $14.1 million and approximately $14.0 million cash.

     These transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated at fair value to the separately identifiable assets (principally property, equipment, and leasehold improvements) of the respective theatre locations, with the remaining balance allocated to goodwill, which is being amortized on a straight line basis generally over twenty to thirty years. The results of operations of these theatre locations have been included in the financial statements for the periods subsequent to the acquisition date.

     The following unaudited pro forma results of operations for all periods presented assume the individual acquisitions occurred as of the beginning of the respective periods after giving effect to certain adjustments, including depreciation, increased interest expense on acquisition debt and related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future.


(in thousands of dollars, except per share data)

1995 ACQUISITION:                                                       1994        1995

  Revenues........................................................    $277,179    $310,849
  Operating income................................................      30,396      41,324
  Income before extraordinary item................................      13,892      17,911
  Net income applicable to common stock...........................      10,843      17,030
  Earnings per common share:
      Primary.....................................................    $   0.37    $   0.54
                                                                      ========    ========
      Fully diluted...............................................    $   0.37    $   0.54
                                                                      ========    ========

1996 ACQUISITION:                                                       1995        1996

    Revenues......................................................    $329,824    $396,598
    Operating income..............................................      42,234      58,280
    Income before extraordinary item..............................      31,399      45,451
    Net income applicable to common stock.........................      18,196      24,921
    Earnings per common share:
        Primary...................................................    $   0.58    $   0.72
                                                                      ========    ========
        Fully diluted.............................................    $   0.58    $   0.71
                                                                      ========    ========

4.   LEASES

     Leases entered into by the Company, principally for theatres, are accounted for as operating leases. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on revenues. Minimum rentals payable under all noncancelable operating leases with terms in excess of one year as of January 2, 1997, are summarized for the following fiscal years:

     (in thousands)

                1997..................    $ 46,422
                1998..................      46,394
                1999..................      45,919
                2000..................      44,686
                2001..................      43,928
                Thereafter............     401,998

     Rent expense under such operating leases was $32,502, $34,459 and $41,427 for fiscal years 1994, 1995 and 1996, respectively.

5.   LONG-TERM DEBT

     Long-term debt at December 28, 1995 and January 2, 1997, consists of the following:

                                                                  DECEMBER 28,   JANUARY 2,
                                                                      1995          1997
                                                                  ------------   ----------
                                                                        (IN THOUSANDS)

     $150,000,000 Regal senior reducing revolving credit
     facility which expires on June 30, 2003, with interest
     payable quarterly, at LIBOR (5.6% at January 2, 1997)
     plus .4%. Draw capability will expire on June 30, 1999.
     Repayment of the outstanding balance on the credit
     facility will begin September 30, 1999, and consist of
     5% of the outstanding balance on a quarterly basis
     through June 30, 2001. Thereafter, payments will be
     7.5% of the outstanding balance quarterly through
     June 30, 2003...............................................   $ 92,450     $ 51,000

     $85,000,000 Cobb Theatres senior secured notes due
     March 1, 2003, with interest payable semiannually at
     105/8%. Collateralized by all assets and equity
     interests of Cobb. The fair value of the senior
     secured notes was $89,250,000 at December 31, 1996
     based on quoted market price of the bonds at that date......         --       85,000

     Other obligations, extinguished in 1996.....................     24,227           --

     Cobb Theatres senior term loans payable,
     repaid in 1996..............................................     52,700           --

     Cobb Theatres revolving line of credit......................      9,700           --

     Notes payable to banks at rates ranging from
     prime plus 0.5% to 2.0%.....................................      7,360        6,908

     Other.......................................................      2,019        1,718
                                                                    --------      -------
                                                                     188,456      144,626
     Less current maturities.....................................    (25,723)        (761)
                                                                    --------      -------
                                                                    $162,733     $143,865
                                                                    ========     ========

     Regal's credit facility contains various restrictive covenants which require Regal to maintain certain financial ratios. During 1996, Regal amended its Loan Agreement to decrease the interest rate, extend the maturity of the facility to June 30, 2003, and modify certain financial covenants. The Cobb Theatres senior secured notes and bank facility contain restrictive covenants which restrict additional debt, selling of assets and other provisions. The debt also requires compliance with specified financial ratios. As of December 31, 1996, Cobb Theatres had $12.5 million of credit available under the bank facility.

     Upon consummation of the Litchfield and Neighborhood mergers, Regal refinanced all existing debt of the respective acquired companies, recognizing losses on extinguishments of debt (net of applicable income taxes) of $1,752,000 in 1994 and $448,000 in 1995. Additionally, Cobb Theatres refinanced existing debt, recognizing a loss on extinguishment of debt (net of applicable income taxes) of $751,000 in 1996. Such losses are reported as extraordinary items in the accompanying consolidated statements of income.

     The Company's debt at January 2, 1997, is scheduled to mature as follows:

     (in thousands)
                 1997........................    $    761
                 1998........................         866
                 1999........................       9,183
                 2000........................      10,499
                 2001........................      10,518
                 Thereafter..................     112,799
                                                 --------
                      Total.................     $144,626
                                                 ========

     In March 1995, Regal entered into a seven-year interest rate swap agreement for the management of interest rate exposure. At January 2, 1997, the agreement had effectively converted $20 million of LIBOR floating rate debt under the reducing revolving credit facility to a 7.32% fixed rate obligation. Regal continually monitors its position and the credit rating of the interest swap counterparty. The fair value of the interest swap agreement was $(709,000) at January 2, 1997.

6.   COMMON AND PREFERRED STOCK

     COMMON STOCK - Regal's common shares authorized, issued and outstanding throughout the financial statements and notes reflect the retroactive effect of stock issued in connection with the pooling transactions described in Note 1 and the authorization of additional shares and the effect of the three 3-for-2 stock splits authorized on November 14, 1994, December 13, 1995 and September 16, 1996, respectively.

     PREFERRED STOCK - The Company currently has 1,000,000 shares of preferred stock authorized with none issued. The Company may issue the preferred shares from time to time in such series having such designated preferences and rights, qualifications and limitations as the Board of Directors may determine.

     STOCK OPTIONS - The Company has three employee stock option plans under which 3,929,064 options are authorized and reserved. The options vest over three-to-five year periods and expire ten years after the respective grant dates. Options to purchase 56,330 shares of the Company's common stock are exercisable as of January 2, 1997. Activity within the plans is summarized as follows:

                                                                                   WEIGHTED
                                                                                   AVERAGE
                                                                   SHARES       EXERCISE PRICE
                                                                   ------      ----------------

     Under option at December 30, 1993........................    1,227,242         $ 2.71
     Options granted in 1994..................................      792,706         $ 9.78
     Options exercised in 1994................................      (26,867)        $ 1.21
                                                                  ---------

     Under option at December 29, 1994........................    1,993,081         $ 5.54
     Options granted in 1995..................................      808,875         $14.16
     Options exercised in 1995................................     (174,709)        $ 2.09
     Options canceled in 1995.................................      (29,524)        $ 2.37
                                                                  ---------

     Under option at December 28, 1995........................    2,597,723         $ 8.49
     Options granted in 1996..................................      952,750         $25.06
     Options exercised in 1996................................     (370,915)        $ 2.86
                                                                  ---------

     Under option at January 2, 1997..........................    3,179,558         $14.11


     In addition, the Company has the 1993 Outside Directors' Stock Option
     Plan (the "1993 Directors' Plan"). Directors' stock options for the purchase of 20,250 shares of common stock at an exercise price of $8.30, 20,250 shares at an exercise price of $12.33, and 20,250 shares at an exercise price of $29.59 were granted during 1994, 1995 and 1996, respectively. The exercise price of all options granted under the 1993 Directors' Plan vest over 3 years and expire 10 years after the respective grant dates.

     Warrants to purchase 158,455 shares of common stock at an exercise price of $1.21 per share expire in 1998. The Company has reserved a sufficient number of shares of common stock for issuance pursuant to the authorized options and warrants.

     The Company makes awards of restricted stock under its employee stock plans as part of certain employees' incentive compensation. In general, the restrictions lapse in the year following grant. Restricted stock awards totaled 72,087 shares, 25,517 shares and 7,500 shares pursuant to 1994, 1995 and 1996 bonus awards, respectively.

     Regal has elected to continue following Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock option plans and its outside directors' plan rather than the alternative fair value accounting provided for under FASB Statement 123, Accounting for Stock-Based Compensation (Statement 123). Under APB 25, because the exercise price of the Company's employee and director stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the accompanying financial statements.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company has accounted for its stock options under the fair value method of that Statement. The fair value for the employee and directors options granted during fiscal years 1995 and 1996, was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 5.9% to 6.6% for 1995 grants and 6.0% to 6.9% for 1996 grants; volatility factors of the expected market price of the Company's common stock of 32.8% and a weighted average expected life of 5 years for employee options and 7 years for outside director options. Additionally, the weighted average grant date fair value of options granted in fiscal years 1995 and 1996 was $5.67 and $10.34 per share, respectively.

     As of January 2, 1997, Regal has 632,432, 792,705, 808,875, and 945,546
     shares under option with exercise prices ranging from $1.21 - $3.86, $9.78 - $10.08, $12.34 - $17.06 and $22.00 - $29.75, respectively.

     The option valuation model used by the Company was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and director options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair values of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The pro forma results do not purport to indicate the effects on reported net income for recognizing compensation expense which are expected to occur in future years. The Company's pro forma information for all 1995 and 1996 option grants follows:


     (in thousands, except per share data):

                                                                    1995           1996
     Pro forma net income......................................   $17,276         $23,930
                                                                  =======         =======

     Pro forma earnings per share:
     Primary...................................................   $  0.55         $  0.69
                                                                  =======         =======

     Fully diluted.............................................   $  0.55         $  0.69
                                                                  =======         =======

7.   INCOME TAXES

     Deferred income taxes reflect the impact of temporary differences between amounts recorded for assets and liabilities for financial reporting purposes and amounts utilized for measurement in accordance with tax laws. The tax effects of the temporary differences giving rise to the Company's net deferred tax liability are as follows:


     (in thousands)

                                                                 1995          1996
                                                                ------       --------
Assets:
   Net operating loss carry forward........................    $ 1,482       $ 4,431
   Alternative minimum tax credits.........................        327           893
   Accrued expenses........................................      2,599         2,213
   Tax operating lease.....................................        744           623
   State income taxes......................................        348           531
                                                               -------       -------
                                                                 5,500         8,691
                                                               -------       -------
Liabilities:
   Property and equipment.................................      11,298        13,927
   Other..................................................         157           620
                                                               -------       -------
                                                                11,455        14,547
                                                               -------       -------
Deferred tax liability....................................      (5,955)       (5,856)
Cobb Theatres valuation allowance for deferred tax asset..           0        (2,309)
                                                               -------       -------
Net deferred tax..........................................     $(5,955)      $(8,165)
                                                               =======       =======

     The 1994, 1995 and 1996 provisions for income taxes before extraordinary items (see Note 5) consist of the following:


     (in thousands)

                                                         1994         1995         1996
                                                       -------      --------      -------
Current............................................    $7,556       $ 8,969       $16,718
Deferred...........................................     1,154         3,309         1,803
Increase (decrease) in deferred income tax
  valuation allowance..............................      (248)          (78)        2,309
                                                       ------       -------       -------
                                                       $8,462       $12,200       $20,830
                                                       ======       =======       =======

     A reconciliation of the Company's income tax provision to taxes computed by applying the statutory Federal rate of 34% for 1994, 35% for 1995 and 1996, to pretax financial reporting income before extraordinary items is as follows:


     (in thousands)

                                                         1994          1995          1996
                                                       --------      --------       -------
     Tax at statutory Federal rate.................    $7,207         $10,837        $16,244
     State income taxes, net of Federal benefit....       986           1,105          1,870
     Increase (decrease) in deferred income tax
        valuation allowance........................      (248)            (78)         2,309
     Nondeductible merger expenses and other.......       517             336            407
                                                       ------         -------        -------
                                                       $8,462         $12,200        $20,830
                                                       ======         =======        =======

     At January 2, 1997, Cobb Theatres had net operating loss carryforwards of approximately $12.0 million that may be offset against future taxable income. Substantially all of the carryforward expires in 2009 through 2011. Neighborhood and Cobb Theatres had approximately $266,000 and $627,000, respectively, of alternative minimum tax credit carryforwards available to reduce their future income tax liabilities. Under current Federal income tax law, the alternative minimum tax credit carryforwards have no expiration date.

8.   RELATED PARTY TRANSACTIONS

     Prior to May 1996, Regal obtained film licenses through an independent film booking agency owned by a director of the Company. Additionally, this director provides consulting services to the Company. The Company paid $590,000, $626,000 and $655,000 in 1994, 1995 and 1996, respectively, for booking fees and consulting services.

     Regal paid $635,000, $626,000 and $952,000 in 1994, 1995 and 1996, respectively, for legal services provided by a law firm, a member of which serves as a director of the Company.

     Cobb Theatres leases office and warehouse facilities from a related party. The related rent expense amounted to approximately $266,000, $233,000 and $509,000 in 1996, 1995 and 1994, respectively. The amount payable at December 31, 1996 and August 31, 1995 under these leases totaled approximately $0 and $22,000, respectively.

     Cobb Theatres has an agreement with Sipsey River, Inc., a corporation owned by a related party, to provide aircraft services. The fees for such services amounted to approximately $432,000, $335,000 and $238,000 for 1996, 1995 and 1994, respectively. The amount prepaid under this agreement amounted to approximately $0 and $12,000 at December 31, 1996 and August 31, 1995, respectively.

9.   CASH FLOW INFORMATION


     (in thousands)

                                                         FISCAL YEARS ENDED
                                            -------------------------------------------
                                            DECEMBER 29,    DECEMBER 28,     JANUARY 2,
                                                1994            1995           1997
                                            ------------    ------------    -----------
     Supplemental information on cash
     flows:
        Interest paid.....................    $6,708         $12,379         $12,027
           Less: Interest capitalized.....      (383)         (1,228)         (1,682)
                                              ------         -------         -------
        Interest paid, net................    $6,325         $11,151         $10,345
                                              ======         =======         =======
        Income taxes paid, net of
           Neighborhood refunds...........    $6,554         $10,088         $11,318
                                              ======         =======         =======


     Noncash transactions:
        1994:
           - Regal assumed certain obligations totaling approximately $500,000 as additional consideration for certain assets purchased from National Theatre Holdings Corp.
         1995:
           - Regal issued 241,313 shares of Regal common stock valued at approximately $2,426,000 as additional consideration for assets purchased from three companies (see Note 3).
           - Regal received income tax benefits relating to exercised stock options totaling $817,000.
         1996:
           - Regal issued 703,241 shares of Regal common stock as additional consideration for assets purchased from an individual, and corporations controlled by him (see Note 3). The value of the common stock issued in the 1996 acquisition of approximately $14,100,000 was allocated to property and equipment and goodwill.
           - Regal received income tax benefits relating to exercised stock options totaling $5,017,000.

10.  EMPLOYEE BENEFIT PLANS

     The Company sponsors employee benefit plans under section 401(k) of the Internal Revenue Code for the benefit of substantially all full-time employees. The Company made discretionary contributions of approximately $37,000 and $280,000 to the plans in 1995 and 1996, respectively. All full-time employees are eligible to participate in the plan upon completion of twelve months of employment with 1,000 or more hours of service, subject to a minimum age of 21.

11.  EARNINGS PER SHARE

     Primary earnings per share have been computed by dividing net income applicable to common stock (net income less dividend requirements for preferred stock) by the weighted average number of common and common equivalent shares outstanding during each period. Shares issued in connection with the Litchfield, Neighborhood, GST and Cobb Theatres mergers have been included in shares outstanding for all periods presented. Common equivalent shares relating to options issued during the 12-month period preceding the initial public offering have been calculated using the treasury stock method assuming that the options were outstanding during each period presented and that the fair value of the Company's common stock during each period was equal to the initial public offering price. Common equivalent shares relating to options issued subsequent to the initial public offering have been calculated using the treasury stock method for the portion of each period for which the options were outstanding and using the fair value of the company's common stock for each of the respective periods. All per share data has also been adjusted to give effect to the November 1994, December 1995 and September 1996, respectively, common stock splits. After giving effect to the items described above, primary earnings per common share have been computed based on the assumed weighted average number of common and common equivalent shares outstanding in each period ((in thousands) 29,496 shares in 1994; 31,311 shares in 1995; and 34,800 shares in 1996). Fully diluted earnings per common share utilizes net income before preferred dividends based on the assumed weighted average number of common and common equivalent shares outstanding in each period ((in thousands) 29,669 shares in 1994; 31,482 shares in 1995; and 34,892 shares in 1996).

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Cobb Theatres, L.L.C.

We have audited the accompanying consolidated balance sheet of Cobb Theatres, L.L.C. as of December 31, 1996 and the related consolidated statements of operations and cash flows for the year then ended. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cobb Theatres, L.L.C. at December 31, 1996 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                  /s/ Ernst & Young LLP

Birmingham, Alabama
July 2, 1997

COBB THEATRES, L.L.C.

CONSOLIDATED STATEMENT OF OPERATIONS
(IN THOUSANDS)


                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                 1996
                                                             ------------
Revenues:
   Theatre admissions                                          $ 81,703
   Concessions                                                   34,120
   Other                                                          3,534
                                                               --------

      Total revenues                                            119,357

Cost of revenues:
   Film rental                                                   40,666
   Concession                                                     5,444
                                                               --------

      Total cost of revenues                                     46,110
                                                               --------

      Gross profit                                               73,247

Operating expenses:
   Advertising                                                    3,224
   Payroll and related costs                                     14,727
   Occupancy                                                     26,241
   Repairs and maintenance                                        1,785
   General and administrative                                     7,234
   Depreciation and amortization                                  9,321
   Other                                                          4,753
                                                               --------
      Total operating expenses                                   67,285
                                                               --------
      Operating income                                            5,962

Other income (deductions):
   Interest expense                                              (8,696)
   Interest income                                                   51
   Loss from disposition of assets                                 (574)
                                                               --------

      Total other income (deductions)                            (9,219)
                                                               --------
      Loss before income taxes and extraordinary item            (3,257)

   Income tax expense                                             1,280
                                                               --------
      Loss before extraordinary item                             (4,537)
   Extraordinary item -- loss on extinguishment of debt
     (net of income tax of $440)                                   (751)
                                                               --------

Net loss                                                       $ (5,288)
                                                               ========


                 See accompanying notes to financial statements.

COBB THEATRES, L.L.C.

CONSOLIDATED BALANCE SHEET
(IN THOUSANDS)


                                                          DECEMBER 31,
                                                              1996
                                                          -------------
                                    ASSETS
Current Assets:
  Cash and equivalents                                      $  2,154
  Receivables                                                    607
  Other current assets                                         4,626
                                                            --------
      Total current assets                                     7,387
                                                            --------

Property and equipment, net                                   79,838
Intangible assets, net                                        15,799
Other assets                                                   4,283
                                                            --------
      Total assets                                          $107,307
                                                            ========

                 LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
  Accounts payable                                          $  5,169
  Accrued film rentals                                         4,921
  Accrued interest payable                                     3,118
  Accrued expenses and other liabilities                       5,000
  Revolving line of credit                                        --
  Long-term debt, current installments                            --
  Obligations under capital leases, current installments         283
                                                            --------
      Total current liabilities                               18,491

Long-term debt                                                85,000
Obligations under capital leases                               1,435
Other long-term liabilities                                    5,004
                                                            --------
      Total liabilities                                      109,930

Commitments and contingencies

Members' equity                                               (2,623)
                                                            --------
      Total liabilities and members' equity                 $107,307
                                                            ========

                 See accompanying notes to financial statements.

COBB THEATRES, L.L.C.
CONSOLIDATED STATEMENT OF CASH FLOWS
(IN THOUSANDS)


                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                                            1996
                                                                        ------------
Cash flows from operating activities:
Net loss                                                                $ (5,288)
   Adjustments to reconcile net loss to net cash provided by
   operating activities:
       Depreciation and amortization                                       9,321
       Loss on asset dispositions                                            574
       Provision for deferred income taxes                                 1,280
       Extraordinary loss on debt extinguishment                             751
   (Increase) decrease in assets:
       Receivables                                                           176
       Other current assets                                                 (245)
   Increase (decrease) in liabilities:
       Accounts payable                                                    1,551
       Accrued film rental                                                (2,351)
       Accrued interest payable                                            2,499
       Accrued expenses and other liabilities                             (1,490)
                                                                        --------
          Total adjustments                                               12,066
                                                                        --------
          Net cash provided by operating activities                        6,778
                                                                        --------

Cash flows from investing activities:
   Additions to property and equipment                                   (15,735)
   Sales of property and equipment                                         5,447
   Other                                                                     329
                                                                        --------
       Net cash provided by investing activities                          (9,959)
                                                                        --------

Cash flows from financing activities:
   Proceeds from senior secured notes                                     85,000
   Payments on senior subordinated notes                                 (10,000)
   Proceeds (payments) on long-term bank debt, net                       (61,478)
   Proceeds (payments) on revolving line of credit                        (5,600)
   Principal payments under capital lease                                   (251)
   Capitalized debt issue costs                                           (4,502)
   Debt prepayment fees                                                     (615)
                                                                        --------
       Net cash provided by financing activities                           2,554
                                                                        --------

   Net decrease in cash and equivalents                                     (627)
   Cash and equivalents -- beginning of year                               2,781
                                                                        --------
   Cash and equivalents -- end of year                                  $  2,154
                                                                        ========

Supplemental disclosures of cash flow information:
Cash paid for: Interest                                                 $  6,197
                                                                        ========
               Income taxes                                             $     --
                                                                        ========


                 See accompanying notes to financial statements.

COBB THEATRES, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     Cobb Theatres, L.L.C. (the "Company") is an Alabama limited liability company formed to acquire and operate the business of Cobb Theatres Group, a privately-held group of companies based in Birmingham, Alabama. The Company was formed to create a consolidated entity to facilitate the offering of $85 million of Senior Secured Notes (the "Debt Offering") and the establishment of the New Credit Facility (as discussed in Note 6). The existence of the Company shall terminate no later than December 31, 2046. Prior to the completion of certain Formation Transactions on March 6, 1996 (as discussed below), the Company consisted of R.C. Cobb, Inc., Cobb Theatres II, Inc. and R & J Concessions, Inc.

     Cobb Finance Corp., a wholly-owned subsidiary of the Company, was incorporated for the purpose of serving as a co-issuer of the Senior Secured Notes in order to facilitate the Debt Offering. Cobb Finance Corp. does not have any substantial operations or assets of any kind.

     Concurrently with the closing of the Debt Offering on March 6, 1996, (i) R.C. Cobb, Inc. acquired the outstanding equity of R & J Concessions, Inc.,
     (ii) R & J Concessions, Inc. was merged into its sole shareholder, R.C. Cobb, Inc. and (iii) Cobb Theatres, L.L.C. acquired the outstanding equity of R.C. Cobb, Inc. and Cobb Theatres II, Inc. which had previously been held by members of the Cobb family (the "Formation Transactions") in exchange for an interest in Cobb Theatres, L.L.C. As a result of the foregoing Formation Transactions, R.C. Cobb, Inc. and Cobb Theatres II, Inc. became, together with Cobb Finance Corp., subsidiaries of the Company. All assets and liabilities are stated at the amounts at which they were stated in the financial statements of the predecessor entities in a manner similar to a pooling of interests. The Cobb family as members own all of the equity interest of Cobb Theatres, L.L.C.

     The term "Company" used herein shall mean the Cobb Theatres Group prior to the Formation Transactions and shall mean Cobb Theatres, L.L.C. and its consolidated subsidiaries after the completion of the Debt Offering.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements of the Company include the accounts of the two operating subsidiaries, R.C. Cobb, Inc. and Cobb Theatres II, Inc. ("Cobb II"). All significant intercompany balances and transactions have been eliminated in consolidation.

     NATURE OF BUSINESS - The Company is engaged in the operation and management of multi-screen motion picture theatres. The Company currently operates in Florida, Alabama, Mississippi and Arkansas.

COBB THEATRES, L.L.C.

1.   THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     In March 1994, Cobb II purchased certain assets, consisting of 8 multiplex theatres, and assumed the Florida theatre facility operating lease obligations of Theatre Acquisitions, L. P. d/b/a Wometco Theatres. Cobb II paid $22 million in cash which was financed through bank debt.

     The acquisition has been recorded using the purchase method of accounting and the results of operations of the purchased theatres have been included in the Company's consolidated results of operations since the date of acquisition. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $8.1 million is amortized over the term (including all renewal options) of the underlying facility leases.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     REVENUES AND FILM RENTAL COSTS - Revenues are recognized when admission and concession sales are received at the theatres. Film rental costs are accrued based on the applicable box office receipts and the terms of the film licenses.

     CASH AND EQUIVALENTS - The Company considers all temporary cash investments with original maturities of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at the inception of the lease.

     The Company uses the straight-line method in computing depreciation and amortization over the estimated useful lives of assets as follows:


     Buildings and improvements.............................    20 to 30 years
     Fixtures and equipment.................................    5 to 15 years
     Leasehold improvements.................................    10 to 20 years

     Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

COBB THEATRES, L.L.C.

1.   THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     INTANGIBLE ASSETS - Intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. A noncompete agreement is amortized over its five year term. Concession rights were amortized over an estimated useful life of six years. Excess of purchase price over the fair value of net assets acquired is amortized over the term (including all renewal options) of the underlying facility leases for periods of 19 to 35 years. Favorable lease terms are amortized over the term (excluding renewal options) of the underlying facility leases for periods of 4 to 19 years. Debt issue costs are those costs associated with the issuance of the Senior Secured Notes that will be amortized over the term of the notes which are due March 1, 2003. The carrying values of intangible assets are reviewed if the facts and circumstances suggest that they may be impaired. If this review is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

     INCOME TAXES - The subsidiaries of the Company file separate federal income tax returns. For financial statement purposes, income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. The statement requires that deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - At December 31, 1996 the carrying value of financial instruments approximate their fair value unless otherwise indicated.

     FINANCIAL INSTRUMENTS AND HEDGING - The Company used interest rate swap agreements to manage interest costs and risks associated with changing interest rates. The Company designated interest rate swaps as hedges of specific debt instruments and the differential to be paid or received was accrued as interest rates changed and was recognized over the life of the agreements as an adjustment to interest expense. Counterparties to the interest rate swap contracts were major financial institutions and credit loss from counterparty nonperformance was not anticipated. The Company does not enter into financial instruments for trading purposes.

     EARNINGS PER SHARE - Earnings per share information is not presented as the Company is a limited liability company consisting of member interests rather than shareholder interests.

COBB THEATRES, L.L.C.

2.   RELATED PARTY TRANSACTIONS

     TRICOB PARTNERSHIP - The Company leases three locations from Tricob, a partnership engaged in the ownership and leasing of real property in which the Company's members are partners. The related rent expense for these leases amounted to approximately $1.3 million in 1996. The amount payable at December 31, 1996 under these leases amounted to approximately $119,000.

     The Company has a loan to Tricob with a balance of approximately $354,000 as of December 31, 1996. Interest on the loan accrues at 6.35% and amounted to approximately $24,000 in 1996. The loan matures in October 2003.

     R.C. Cobb, Inc. is a guarantor for debts of Tricob amounting to approximately $3.3 million at December 31, 1996 with final maturity in March 1999 and secured by real property. Tricob and R.C. Cobb, Inc. have cross-default commitments.

     MEMBERS - The Company leases office and warehouse facilities from a member. The related rent expense amounted to approximately $266,000 in 1996.

     SIPSEY RIVER, INC. - The Company has an agreement with Sipsey River, Inc., a corporation owned by a member, to provide aircraft services. The fees for such services amounted to approximately $432,000 for 1996.

3.   PROPERTY AND EQUIPMENT

     Property and equipment consists of:



                                                                         1996
                                                                    --------------
                                                                    (in thousands)
     Land.......................................................      $  7,005
     Buildings and leasehold improvements.......................        39,201
     Fixtures and equipment.....................................        56,116
     Construction in process....................................         9,173
     Capital leases.............................................         2,168
     Other assets...............................................           429
                                                                      --------
                                                                       114,092
     Less accumulated depreciation..............................        34,254
                                                                      --------
                                                                      $ 79,838
                                                                      ========


     Interest of approximately $527,000 has been capitalized in 1996.

COBB THEATRES, L.L.C.

4.   INTANGIBLE ASSETS

     Intangible assets consist of:



                                                                               1996
                                                                           -------------
                                                                           (in thousands)
     Excess of purchase price over the fair value of net assets acquired....  $ 8,103
     Noncompete agreement...................................................    1,800
     Favorable lease terms..................................................    5,300
     Concession rights......................................................       --
     Debt issue costs.......................................................    4,576
                                                                              -------
                                                                               19,779
     Less accumulated depreciation..........................................    3,980
                                                                              -------
                                                                              $15,799
                                                                              =======


     Amortization expense totaled $2.0 million for 1996.

5.   OTHER ASSETS AND LIABILITIES

     Other assets and liabilities consist of the following:



                                                                       1996
                                                                   -------------
                                                                   (in thousands)
     Other current assets:
        Due from related parties.................................     $   42
        Inventory................................................        784
        Refundable income taxes..................................        704
        Prepaid and other assets.................................      3,096
                                                                      ------
                                                                      $4,626
                                                                      ======
     Other assets:
        Deferred income tax benefit..............................     $2,118
        Due from related parties, non-current....................        312
        Cash value of life insurance, net........................      1,188
        Other assets.............................................        665
                                                                      ------
                                                                      $4,283
                                                                      ======


     Accrued expenses and other liabilities:
        Due to related parties...................................     $   23
        Accrued liabilities......................................      3,465
        Deferred income..........................................      1,512
                                                                      ------
                                                                      $5,000
                                                                      ======
     Other long-term liabilities:
        Deferred rent............................................     $2,886
        Deferred income tax liabilities..........................      2,118
                                                                      ------
                                                                      $5,004
                                                                      ======

COBB THEATRES, L.L.C.

6.   LONG TERM DEBT

     CURRENT FINANCING - On March 6, 1996, the Company issued $85 million of 10 5/8% Senior Secured Notes due March 1, 2003 (the "Senior Secured Notes"). Interest on the Senior Secured Notes is due semiannually on September 1 and March 1. The proceeds from the Debt Offering were primarily used to repay $76.6 million of existing debt and pay approximately $4.3 million of commission and other expenses associated with the Debt Offering, with the remaining proceeds of approximately $4.1 million available for general corporate purposes, including interest and fees, funding working capital and the development of additional theatres. Prepayment fees and the write off of deferred loan costs associated with the previous debt resulted in an extraordinary loss of $751,000, net of income tax benefit of $440,000.

     Concurrently with the issuance of the Senior Secured Notes, the Company entered into a new $25 million bank credit facility (the "New Credit Facility"). The New Credit Facility is comprised of a $12.5 million senior secured seasonal revolver available for working capital purposes and a $12.5 million senior secured reducing revolver available for future capital expenditures. The New Credit Facility has a final maturity date of November 30, 2000. However, availability under the reducing revolver will be permanently reduced by set amounts beginning February 28, 1998. Access to the availability under the New Credit Facility will be dependent upon the achievement by the Company of certain financial ratios. As of December 31, 1996, the Company had $12.5 million of credit available under the New Credit Facility with no balance outstanding.

     At the Company's option, the interest rates per annum applicable to the New Credit Facility will be a fluctuating rate of interest measured by reference to either: (a) an adjusted London inter-bank offered rate ("LIBOR") plus borrowing margin or (b) the base rate of the Agent for the New Credit Facility (the "Base Rate") (which is based on the higher of the Agent's published prime rate or overnight federal funds rate plus 0.50%) plus a borrowing margin. The applicable borrowing margin for such loans will vary, based on the Company's ratio of net debt to EBITDA from 1.625% to 3.125% with respect to LIBOR borrowings and from 0.375% to 1.875% with respect to Base Rate borrowings.

     In connection with the New Credit Facility, the Company has agreed to pay commitment fees based on the unused portion of the New Credit Facility.

COBB THEATRES, L.L.C.

6.   LONG TERM DEBT, CONTINUED

     The Senior Secured Notes and the New Credit Facility are secured on an equal and ratable basis by a first pledge of the equity interests of the subsidiaries of the Company, all intercompany notes and a security interest in all of the assets (other than real property) of the Company's subsidiaries.

     The New Credit Facility contains covenants that, among other things, restrict the ability of the Company to incur additional debt, create certain liens, make certain investments (including certain capital expenditures), pay dividends or make other distributions, sell assets of the Company or its subsidiaries, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers or consolidations. Under the New Credit Facility, the Company will be required to comply with specified financial ratios, including maximum net debt to EBITDA and minimum interest coverage and fixed charge coverage ratios.

     The Company was in compliance with all financial covenants as of December 31, 1996.

     The fair value of the Company's Senior Secured Notes as of December 31, 1996 was $89,250,000 based on the quoted market price of the bonds as of that date.

     PREVIOUS FINANCING -- Under the Company's previous revolving credit agreement, R.C. Cobb, Inc. and Cobb II had credit facilities that included senior term loans and an $11.0 million seasonal working capital revolver.

     Cobb II had a two year interest rate swap agreement with a notional principal amount of $12.0 million which matured in May 1996. The agreement effectively fixed the interest rate on a portion of the variable rate senior term loan starting at 5.3% at May 9, 1994 and incrementally increased by .3075% per quarter to 7.45% on May 9, 1996. Cobb II incurred an additional $62,000 of expenses in 1996 related to the interest rate swap.

     The Company has had no involvement with other derivatives in the past, with the exception of basic swaps to convert variable rate debt to fixed rate debt, and has no specific plans to use derivative products in the foreseeable future.

COBB THEATRES, L.L.C.

7.   LEASES

     CAPITAL LEASES - The Company is obligated under various capital leases that expire during the next four years for equipment with a net book value of approximately $1.8 million.

     Future minimum lease payments and the present value of future minimum lease payments under equipment capital leases as of December 31, 1996 are as follows (in thousands):


     1997.................................................................   $  411
     1998.................................................................      412
     1999.................................................................    1,187
     2000.................................................................       10
                                                                             ------
         Total............................................................    2,020
     Less amount representing interest (approximately 8.01%)..............      302
                                                                             ------
         Present value of future minimum capital lease payments...........    1,718
     Less current portion.................................................      283
                                                                             ------
         Obligations under capital leases, excluding current portion......   $1,435
                                                                             ======


     OPERATING LEASES - The majority of the Company's operations are conducted in premises occupied under operating lease agreements with original base terms ranging generally from 15 to 20 years, with certain leases containing options, primarily in 5 year increments, to extend up to an additional 30 years. The leases provide for fixed rentals and/or contingent rentals based on revenues. R.C. Cobb, Inc. guarantees all of the operating leases of Cobb
     II. The majority of the leases provide that the Company will pay substantially all taxes, maintenance, insurance and certain other operating expenses.

     Future minimum lease payments under these operating leases are as follows (in thousands):


     Fiscal Year:
     1997.......................................................     $ 19,485
     1998.......................................................       19,765
     1999.......................................................       19,235
     2000.......................................................       18,725
     2001.......................................................       18,206
     Thereafter.................................................      127,631
                                                                     --------
                                                                     $223,047
                                                                     ========


     Total rent expense for theatre facility operating leases for 1996 was approximately $16.5 million. Contingent rentals were approximately $98,000 in 1996. Sublease payments received were approximately $164,000 in 1996.

COBB THEATRES, L.L.C.

7.   LEASES, CONTINUED

     The Company records rent expense on a straight-line basis over the term of the lease. Long term liabilities include deferred rent of $2,886,000 as of December 31, 1996.

     SALE/LEASEBACKS - In September 1996, the Company completed the sale of a parcel of land including the attached building for approximately $1.6 million. The net book value of approximately $1.2 million has been removed from the accounts and the gain realized of approximately $403,000 has been deferred and will be amortized evenly over the term of the lease of approximately 20 years. The leaseback arrangements allow for the development of a new theatre with 20 screens scheduled to be completed in May 1997.

     In December 1996, the Company completed the sale of two parcels of undeveloped land for approximately $3.6 million. The book value of approximately $4.4 million has been removed from the accounts and the loss realized on the sale of approximately $817,000 has been deferred and will be amortized evenly over the term of the leases of approximately 20 years. The leaseback arrangements allow for the development of two new theatres on these parcels with a total of 36 screens scheduled to be completed in November 1997.

8.   INCOME TAXES

     Income tax expense in the consolidated statement of operations for the year ended December 31, 1996 is as follows:


                                                                           1996
                                                                       ------------
                                                                      (in thousands)
     Current
       Federal......................................................      $   --
       State........................................................          --
                                                                          ------
                                                                              --
                                                                          ------

     Deferred
       Federal......................................................         772
       State........................................................          68
                                                                          ------
                                                                             840
                                                                          ------
     Total income tax expense.......................................         840

       Tax benefit of extraordinary loss............................         440
                                                                          ------

     Income tax expense before extraordinary loss...................      $1,280
                                                                          ======


COBB THEATRES, L.L.C.

8.   INCOME TAXES, CONTINUED

     The difference between the effective rate and the U.S. federal income tax statutory rate is as follows:


                                                                        1996
                                                              -----------------------
                                                               (Dollars in thousands)
     Tax at statutory rate..................................     $(1,107)   (34)%
     Add (subtract) tax effect of:
       State income tax, net of federal benefit..........            (98)    (3)
       Valuation allowance...............................          2,309     71
       Other.............................................            176      5
                                                                 -------    ---
                                                                 $ 1,280     39%
                                                                 =======    ===


     The significant components of deferred income tax assets (liabilities) at December 31, 1996 are as follows:

                                                                            1996
                                                                       --------------
                                                                       (in thousands)
    Accrued liabilities............................................      $ 1,170
    Amortization...................................................          444
    Depreciation...................................................       (4,434)
    Tax operating lease............................................          623
    Deferred asset.................................................         (302)
    Net operating loss carryforward................................        4,431
    AMT credit carryforward........................................          627
    Other..........................................................         (250)
                                                                         -------
         Non-current deferred income tax asset.....................        2,309
         Valuation allowance for deferred tax assets...............       (2,309)
                                                                         -------
    Net deferred tax asset.........................................      $    --
                                                                         =======


     R. C. Cobb, Inc. and Cobb II have net operating loss carryforwards of approximately $12.0 million that may be offset against future taxable income. Substantially all of the carryforward expires in 2009 through 2011.

COBB THEATRES, L.L.C.

9.   EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution 401(k) plan covering all full-time employees who have six months of service and are age 21 or older. The Company may elect to match a portion of the participant's elective deferral. The Company contributions amounted to $163,000 in 1996.

10.  COMMITMENTS AND CONTINGENCIES

     The Company is a party to various legal proceedings incidental to its business. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

11.  SUBSEQUENT EVENTS

     On June 11, 1997, the Company signed an agreement to merge with Regal Cinemas, Inc. of Knoxville, Tennessee. The transaction will be accounted for as a pooling of interests. The consideration of approximately $200 million consists of Regal common stock and the assumption of all outstanding indebtedness of Cobb Theatres. Consummation of the transaction is subject to customary closing conditions and the expiration of the waiting period under the Hart-Scott-Rodino Act. The Company expects the merger to be completed by the end of July 1997.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    REGAL CINEMAS, INC.


Date:  September 10, 1997           By: /s/ Lewis Frazer III
                                       -----------------------------------------
                                       Lewis Frazer III
                                       Executive Vice President, Chief Financial
                                       Officer and Treasurer

                                  EXHIBIT INDEX



Exhibit
- -------

11.1     Calculation of Earnings Per Share
23.1     Consent of Ernst & Young LLP
23.2     Consent of Ernst & Young LLP
23.3     Consent of Coopers & Lybrand L.L.P.
23.4     Consent of LaRocca & Co., P.C.